Exhibit (e)(iv)(a)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of March 21, 2025 by and between Smead Funds Trust and Smead Funds Distributors, LLC (together, the “Parties”) is effective as of March 21, 2025.

WHEREAS, the Parties desire to amend the Agreement to reflect the correct name of the Distributor as Smead Funds Distributors, LLC.

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2. All references to Smead Funds Distributor, LLC are hereby deleted and replaced with Smead Funds Distributors, LLC.

3. Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

SMEAD FUNDS TRUST		SMEAD FUNDS DISTRIBUTORS, LLC

By:	/s/ Cole Smead	By:	/s/ Teresa Cowan

Name:	Cole Smead	Name:	Teresa Cowan

Title:	Chief Executive Officer	Title:	President

Date:	March 21, 2025	Date:	March 21, 2025